Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces Third Quarter Results

•                  Outdoor Products sales increased by 2.4% from third quarter 2005

•                  Industrial and Power Equipment third quarter sales decreased by 20.9% from 2005

•                  Debt Outstanding reduced to $377.3 million

Portland, OR, October 31, 2006- Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the third quarter ended September 30, 2006. Sales from continuing operations for the quarter were $164.1 million compared to $175.2 million in last year’s third quarter.

Operating income from continuing operations for the third quarter was $18.7 million as compared to $29.6 million in last year’s third quarter. This year’s operating income includes $4.8 million in non-recurring charges related to the redesign of the Company’s retirement plans and the write-down and closure of a manufacturing facility.  Income from continuing operations in this year’s third quarter was $10.1 million ($0.21 per diluted share), compared to $15.6 million ($0.33 per diluted share) in the comparable period last year. A summary of the estimated impact of key variances in results of continuing operations for the third quarter compared to last year’s in terms of sales, operating income and diluted earnings per share is illustrated below:

		Operating	Diluted
$ In millions except per share data	Sales	Income	EPS
Variance 2006 vs. 2005:
Retirement Plan Redesign/Facility Closure	$—	$(4.8)	$(0.08)
Timber Harvesting Equipment Volume	(15.6)	(3.8)	(0.06)
Foreign Exchange	1.4	(0.7)	(0.01)
Share-Based Compensation	0.0	(0.7)	(0.01)
Income Tax Rate	0.0	0.0	0.05
All Other	3.1	(1.0)	(0.01)
Total Variance 2006 vs. 2005	$(11.1)	$(11.0)	$(0.12)

Commenting on the third quarter, James S. Osterman, Chairman and Chief Executive Officer, stated:  “Worldwide demand for saw chain and guide bars was good in the third quarter, enabling our Outdoor Products segment to achieve sales growth over 2005. Compared to last year’s third quarter, unit volume for saw chain increased by 7% and guide bars by 17%. However, weak North American market conditions

-Tables to follow-

within both the timber and lawn care industries negatively impacted the third quarter sales performance of the outdoor care line of the Outdoor Products segment, as well as the Industrial and Power Equipment segment. We estimate that industry-wide retail unit sales of timber-harvesting equipment in North America declined by 22% in this year’s third quarter from last year’s as customers reduced or delayed purchases in response to declining demand for wood products.

In the fourth quarter, we expect sales for the Company to range between $155 million and $160 million as challenging market conditions for the sale of timber-harvesting equipment are anticipated to continue into 2007. Sales of the Company’s Outdoor Products segment should remain stable through the fourth quarter with year-over-year fourth quarter segment sales estimated to be up slightly from last year. Operating income from continuing operations is estimated to range between $22 million and $24 million in the fourth quarter.  We will aggressively manage costs in the coming periods to offset some of the market softness.  During the third quarter, we initiated actions to lower our cost structure through the consolidation of manufacturing capacity in the Industrial and Power Equipment segment and the redesign of the Company’s retirement plans”.

Segment Results

The Outdoor Products segment reported third quarter sales of $111.5 million compared to $108.9 million in last year’s third quarter, an increase of 2.4%.  Sales increases in saw chain, guide bars and concrete cutting equipment were partially offset by a reduction in outdoor care product sales and an increase in marketing programs.  Sales order backlog in this year’s third quarter was $64.8 million compared to $70.0 million last year. Segment operating margin improved to 21.1% of sales in the third quarter from 20.1% in this year’s second quarter. Segment contribution to operating income was $23.5 million in this year’s third quarter compared to $25.2 million in last year’s third quarter.  The year-over-year decrease in segment contribution included an unfavorable foreign exchange currency rate impact of approximately $0.7 million and lower average selling prices of approximately $2.6 million, primarily due to stronger sales to original equipment manufacturers relative to last year’s third quarter.

The Industrial and Power Equipment segment’s third quarter sales were $52.7 million, compared to $66.7 million in last year’s third quarter. Segment contribution to operating income was $3.9 million compared to $8.2 million in last year’s third quarter.  Unit shipments of the Company’s timber-harvesting equipment declined by 25.8% from the third quarter of last year as industry weakness within the North American market continued. Backlog for this segment as of September 30th declined to $28.7 million compared to $37.0 million at June 30th of this year.  North American equipment dealers have initiated actions to reduce their inventory levels in response to the softer market conditions caused by declining trends in housing starts and lumber prices.

Discontinued Operations

Net income from discontinued operations was $5.0 million ($0.11 per diluted share), reflecting the gain on sale of the Company’s lawnmower segment on July 27th, third quarter operating results prior to the sale, activities related to the shut down of a retained facility and income taxes. Net cash flow generated from discontinued operations in the third quarter was $29.5 million and was utilized to reduce outstanding debt.

Other Items

The Company previously announced a retirement plan redesign for existing employees effective January 1, 2007. Upon implementation, the redesign will freeze benefits earned under the Company’s defined benefit plan and increase contributions paid by the Company to its 401(k) defined contribution plan. The Company recorded a non-recurring expense of $3.7 million in conjunction with the redesign. In the third quarter, the Company closed its Menominee, Michigan timber-harvesting equipment factory and recognized a $1.1 million charge, of which $0.8 million represented non-cash charges.

The Company recorded an income tax benefit of $0.6 million in this year’s third quarter. The benefit reflected the full-year impact of implemented tax planning initiatives. Management estimates that the Company’s full year effective income tax rate will approximate 29%.

Blount International, Inc. is a diversified international company operating in two principal business segments: Outdoor Products and Industrial and Power Equipment. Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

Forward-looking statements in this release, including without limitation the Company’s “expectations,”  “beliefs,”  “plans,” “indications,” “estimates,” “anticipations,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, involve certain risks and uncertainties, including those set forth in Item 1A, “Risk Factors,” of Blount’s Annual Report on Form 10-K for the year ended December 31, 2005.The outcome resulting from these risks and uncertainties may cause actual results subsequent to the date of this announcement to differ materially from those projected in forward-looking statements. Forward-looking statements in this press release include, without limitation, Blount’s expectations regarding fourth quarter and 2007 market conditions, Outdoor Products segment sales, Industrial and Power Equipment segment sales, operating income and an estimated reduction in the Company’s pension expense. Additionally, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, and the presumed relationship between backlog and future sales trends.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

	Three mos. ended Sep. 30		Nine mos. ended Sep. 30
(In thousands, except per share data)	2006	2005	2006	2005
Sales	$164,097	$175,182	$492,993	$525,312
Cost of sales	114,910	118,453	339,982	354,259
Gross profit	49,187	56,729	153,011	171,053
Selling, general and administrative expenses	25,728	27,122	83,253	83,072
Retirement plan freeze	3,747	—	3,747	—
Plant closure costs	1,055	—	1,055	—
Operating income	18,657	29,607	64,956	87,981
Net interest expense	(8,861)	(9,234)	(26,985)	(27,476)
Other income (expense), net	(302)	(1,343)	797	(1,826)
Income from continuing operations before income taxes	9,494	19,030	38,768	58,679
Provision (benefit) for income taxes	(640)	3,408	9,901	10,334
Income from continuing operations	$10,134	$15,622	28,867	48,345
Discontinued operations:
Income from discontinued Lawnmower Segment	12,799	407	12,238	2,106
Income tax provision	7,809	5	7,597	25
Income from discontinued operations	4,990	402	4,641	2,081
Net income	$15,124	$16,024	$33,508	$50,426

Basic earnings per share:
Continuing operations	$0.21	$0.33	$0.61	$1.06
Discontinued operations	0.11	0.01	0.10	0.04
Basic earnings per share:	$0.32	$0.34	$0.71	$1.10
Diluted earnings per share:
Continuing operations	$0.21	$0.33	$0.60	$1.02
Discontinued operations	0.11	0.01	0.10	0.04
Diluted earnings per share:	$0.32	$0.34	$0.70	$1.06
Shares used for per share computations (in 000’s):
Basic	47,161	46,610	47,121	45,801
Diluted	47,841	47,602	47,889	47,445

Condensed Consolidated Balance Sheets

	Sep. 30,	Dec. 31,
(In thousands)	2006	2005
Assets:
Cash and cash equivalents	$11,794	$12,937
Accounts receivable	102,300	93,593
Inventory	84,569	85,274
Other current assets	24,961	34,801
Property, plant and equipment, net	96,936	101,538
Other assets	120,485	127,049
Total assets	$441,045	$455,192
Liabilities:
Current maturities of long-term debt	$1,500	$2,360
Other current liabilities	100,844	112,031
Long-term debt, net of current maturities	375,750	405,363
Other liabilities	69,603	80,625
Total liabilities	547,697	600,379
Stockholders’ deficit	(106,652)	(145,187)
Total liabilities and stockholders’ deficit	$441,045	$455,192

Segment Information

	Three mos. ended Sep. 30		Nine mos. ended Sep. 30
(In thousands)	2006	2005	2006	2005
Sales:
Outdoor products	$111,481	$108,855	$340,400	$339,748
Industrial and power equipment	52,747	66,659	153,226	186,362
Elimination	(131)	(332)	(633)	(798)
Total sales	$164,097	$175,182	$492,993	$525,312
Operating income (loss):
Outdoor products	$23,532	$25,244	$71,437	$80,527
Industrial and power equipment	3,949	8,187	11,980	19,373
Elimination	56	10	29	(20)
Retirement plan freeze and plant closure costs	(4,802)	—	(4,802)	—
Corporate office expense	(4,078)	(3,834)	(13,688)	(11,899)
Operating income	$18,657	$29,607	$64,956	$87,981

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